Exhibit 99

OMI Corporation Reports Record 2005 First Quarter Results Topping Record 2004 First Quarter

     STAMFORD, Conn.--(BUSINESS WIRE)--April 20, 2005--Highlights for the First Quarter of 2005

     -- Record first quarter net income of $75,781,000 or $0.88 basic and diluted earnings per share ("EPS") reported exceeded the previous record 2004 first quarter net income.

     -- Net Income excluding gain on the sale of two vessels of $2,874,000 was $72,907,000 (see Reconciliation of net income before non-recurring items) or $0.85 basic and diluted EPS for the 2005 quarter.

     -- Revenues increased $43.4 million or 34% over the first quarter last year.

     -- Continued expansion of fleet size through the acquisition of modern vessels. During the first quarter, OMI took delivery of two 2005 built product carriers under previously announced acquisition agreements.

     --   The quarterly dividend increased from $0.07 to $0.08 per share.

     -- Secured approximately $251 million of new time charter contracts for eight vessels benefiting years from 2005 to 2012.

     OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income of $75,781,000 or $0.88 basic and diluted EPS for the first quarter ended March 31, 2005 compared to net income of $56,409,000 or $0.70 basic and diluted EPS for the first quarter ended March 31, 2004. Net income reported for the first quarter of 2005 was higher than net income reported in any of the first quarters since the Company's inception in 1998.
     Revenue of $171,442,000 for the first quarter ended March 31, 2005 increased $43,426,000 or 34 percent compared to revenue of $128,016,000 for the first quarter ended March 31, 2004.
     Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "Our results for the first quarter reflect both an excellent operating environment and strong performance by our ships and personnel. To date, rates for our Suezmaxes and spot product carriers have been approximately as strong as in 2004, and we have a 50% larger Suezmax fleet. We have fixed approximately 41% of our Suezmax days for the second quarter of 2005 at an average TCE of approximately $50,000 per day, above last year's average rate of $43,415 per day for the second quarter.
     "Furthermore, the fundamentals of the product tanker market have continued to improve, and oil majors have moved into the time charter market in a substantial manner. We are benefiting from this with new time charters and extensions.
     "Our growth continues, with two new Suezmaxes to be time chartered in for seven years and three product carriers being added to the fleet this year, and five more product carriers next year.
     "Additionally, this quarter marked the end of an era, as we disposed of our last two non-double hull vessels. Our fleet is the youngest large fleet of tankers in the world."

     RECENT ACTIVITIES AND OTHER HIGHLIGHTS

     Operational

     --   Increases in Operating Fleet:

     -- We took delivery of the BRAZOS and the LAUREN, 47,000 deadweight ton ("dwt") product carriers, from the shipyard in March and January 2005, respectively. We paid cash for the vessels which are operating in the spot market.

     -- In January 2005, we agreed to time charter in two Suezmax vessels for seven years upon the vessels' deliveries from a shipyard in the second and third quarters of 2005.

     --   Dispositions:

     -- In January 2005, we sold our last two non-double hull vessels (TANDJUNG AYU and BANDAR AYU) for a gain of approximately $2.9 million. The vessels were operating on time charters due to expire in mid-2005.

     --   Vessel Performance:

     -- In the first quarter of 2005, time charter equivalent ("TCE") rates for OMI's Suezmax fleet of $60,316 per day declined slightly by 3% compared to the first quarter of 2004 rate of $62,285 per day (see Market Overview section).

     -- Expenses to operate our vessels ("vessel expenses") during the first quarter of 2005 increased approximately 29%, not including vessels disposed of in 2004 or 2005. The primary reasons for the increase in operating costs in 2005 were for ship supplies and crew.

     --   Time Charter Contracts:

     -- During February 2005, two three year time charter contracts for handymax product carriers (AMAZON and SAN JACINTO) expired; however, new three year time charters with different charterers were secured at a higher rates beginning in April and May of 2005.

     -- During February 2005, a one year time charter contract for a handysize product carrier (RHONE) was extended for two years at a higher fixed rate plus profit sharing. The new time charter will begin in late April 2005.

     -- During March 2005, a new three year time charter contract was secured, at a higher rate than its previous contract for a handymax product carrier (GUADALUPE). The vessel's previous three year time charter contract expired in January 2005, and the new charter began in April 2005.

     -- During April 2005, two five year time charter contracts for two handysize product carriers (MADISON and TRINITY) with original expiration dates of 2006 were each renewed at higher rates for a five year period starting early April 2005.

     -- During April 2005, two seven year time charter contracts with profit sharing arrangements for Suezmax tankers were secured and will begin in June 2005.

     Financial

     -- On February 10, 2005, the Board of Directors of OMI approved an increase in our quarterly dividend from $0.07 per share to $0.08 per share for shareholders of record on March 22, 2005. The dividend was paid on April 12, 2005.

     -- In March of 2005, we purchased an aggregate of 311,600 shares of OMI's common stock under a previously authorized program announced in the fourth quarter of 2004, at an aggregate price of $5.7 million.

     MARKET OVERVIEW

     Suezmax Tanker Overview

     The tanker market was strong in the first quarter of 2005 notwithstanding an increase in the world tanker fleet. The average TCE for Suezmax tankers in the West Africa to U.S. trade, though lower than the peak preceding quarter rate and the rate prevailing in the same period of last year was very profitable and the second highest level for this period since at least 1990. This was the result of strong world oil demand due to improving world economic activity especially in the U.S., China and Southeast Asia, colder than normal weather in the Northern Hemisphere and the decline of the U.S. Dollar. Furthermore, the tanker market benefited from (a) high OPEC oil production, especially from the long-haul Middle East, to satisfy the growth of world oil demand as well as to replace the loss of Iraqi oil production through a pipeline to the Mediterranean and (b) the persistent shortfall of oil production in Venezuela.
     The average OPEC oil production in the first quarter of 2005 totaled about
29.3 million b/d ("b/d"), an average increase of 1.0 million b/d, or 3.5% compared to the same period last year. Most of OPEC's oil production growth came from the long-haul Middle East. After a reduction to its oil production quota, beginning April 1, 2004, OPEC has increased its quota four times by a total of
4.0 million b/d, to 27.5 million b/d (excluding Iraq). The OPEC quota increases were the result of strong world oil demand growth as well as tight oil markets and high oil prices. As these economic conditions are expected to persist, OPEC oil production, including Iraq, in the second quarter of 2005 is expected to average more than the preceding quarter and substantially higher than the same period a year ago.
     World oil demand in the first quarter of 2005 was the same as in the preceding quarter and more than 2.0 million b/d or 2.5% higher compared to the same period of last year. This was due to increasing world economic activity, especially in the United States, Latin America, China and Southeast Asia. World oil demand is expected to decrease seasonally in the current quarter, but still average substantially higher than the same quarter of last year. World oil demand is expected to increase in 2005 but at a slower rate than last year as measures are taken to moderate economic activity, especially in the U.S. and China as well as expected persistent high oil prices due to low spare oil production capacity and ongoing geopolitical risks.
     Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of the first quarter of 2005 were about 71 million barrels, or 3.5% higher than the year earlier level, and 1.4% above the average of the last five years. At the same time, crude oil inventories were 0.4% lower and petroleum products inventories were 2.4% higher than the average of the last five years, respectively.
     The world tanker fleet totaled 312.6 million dwt at the end of the first quarter of 2005, up by 6.8 million dwt or 2.2% from the year-end 2004 level. The tanker orderbook totaled about 82.1 million dwt, or 26.3% of the existing fleet at the end of the first quarter of 2005. Approximately 19.3 million dwt are for delivery in 2005, 25.4 million dwt in 2006, 26.4 million dwt in 2007 and most of the balance in 2008. The tanker orderbook includes 76 Suezmaxes of about 12.0 million dwt or 29.5% of the existing internationally trading Suezmax tanker fleet.
     At the end of the first quarter of 2005, approximately 36.2 million dwt or 11.6% of the total tanker fleet was 20 or more years old, including 14.3 million dwt or 4.6% of the fleet which was 25 or more years old. Furthermore, 14 Suezmaxes were 20 or more years old, including four which were 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 2.1 million dwt in the first quarter of 2005, including two Suezmaxes and one VLCC.
     The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
     At the end of March 2005, there were about 103.1 million dwt of tankers or 33.0% of the total tanker fleet which will be affected by these regulations.

     Product Tanker Overview

     The strong freight rate environment of the product tanker market in 2004 continued in the first quarter of 2005. The average spot TCE for handysize product tankers in the Caribbean, though lower than the peak preceding quarter rate and the rate prevailing in the same period of last year, was the second highest level for this period since at least 1990. The product tanker market strength has been the result of high growth in the demand for oil due to increasing world economic activity especially in the U.S., China and Southeast Asia and colder than normal weather, notwithstanding an increase of the world product tanker fleet.
     The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated aframax tankers) totaled about
61.4 million dwt at the end of the first quarter of 2005, up by about 2.3% from the year-end 2004 level. The product tanker orderbook for delivery over the next few years totaled about 29.0 million dwt, or about 47.2% of the existing product tanker fleet at the end of the first quarter of 2005. Approximately 8.0 million dwt are for delivery in 2005, 10.7 million dwt in 2006, 8.2 million dwt in 2007 and most of the balance in 2008. At the end of the first quarter of 2005, approximately 13.0 million dwt or 21.2% of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of March 2005 totaled about 11.3 million dwt or 30.7% of the existing handysize and handymax product tanker fleet.
     Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of the first quarter of 2005 were 76 million barrels or 6.0% higher than the same time a year ago, and 2.4% higher than the average of the last five years. At the same time, inventories of gasoline, the seasonal product, in these areas were 7.6% higher than last year and 4.1% above the last five years average. Commercial gasoline stocks in the United States at the end of March 2005 were approximately 6.0% and 4.4% higher than last year and the last five years average, respectively.
     In the short term, the tanker market is likely to be affected by the expected seasonal decrease of world oil demand in the second quarter. For the balance of 2005, the tanker market is expected to benefit as a result of improving world economic activity especially in the U.S. China and Southeast Asia, higher world oil demand in the second half of the year, as is usually the case, shortage of refinery capacity in the United States, Western Europe and Asia, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria, and the phase out of single-hull tankers without segregated ballast by the end of 2005.

     FINANCIAL INFORMATION

     The following table summarizes OMI Corporation's results of operations for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.


RESULTS OF OPERATIONS
---------------------

(In thousands, except per share data)                For The Three
                                                        Months
(unaudited)                                          Ended March 31,
                                                     2005      2004
                                                   --------- ---------
Voyage and time charter revenue                    $170,889  $127,781
Voyage expense                                       30,053    16,714
                                                   --------- ---------
Time charter equivalent revenue                     140,836   111,067
Other revenue                                           553       235
Vessel expenses and charter hire expense             35,706    29,485
Depreciation and amortization                        16,545    13,363
General and administrative  expenses                  6,366     4,383
Gain on disposal of  vessels (1)                     (2,874)        -
                                                   --------- ---------
Operating income                                     85,646    64,071

Interest expense                                    (10,531)   (7,819)
Interest income                                         278       157
Other (2)                                               388         -
                                                   --------- ---------
Net  income                                         $75,781   $56,409
                                                   ========= =========

Basic earnings  per share                             $0.88     $0.70
Diluted  earnings  per share                          $0.88     $0.70

Weighted average shares outstanding-basic            85,636    80,908
Weighted average shares outstanding-diluted          85,713    81,048

(1) The first quarter of 2005 gain on disposal of vessels of $2,874,000 resulted from the disposal of two non double-hull handysize crude oil tankers built in 1993.

(2) Other income is realized and unrealized gains on freight forward agreements for the first quarter of 2005.


     RECONCILIATION OF NET INCOME BEFORE NON-RECURRING ITEMS

     The following table is a reconciliation of Net income to Net income without non-recurring items for the three months ended March 31, 2005 compared to the three months ended March 31, 2004:


                                          For The Three Months Ended
                                                    March 31,
(In thousands, except per share data)         2005             2004
                                         ------------       ----------

Net income                                   $75,781          $56,409
Add (subtract) non-recurring items:
Gain on disposal of assets                    (2,874)               -

                                         ------------       ----------
Net income without non-recurring items       $72,907          $56,409
                                         ============       ==========

Basic EPS:
---------
Basic earnings per share                       $0.88            $0.70
Add (subtract) non-recurring items:
Gain on disposal of assets                     (0.03)               -
                                         ------------       ----------
Basic earnings per share without non-
 recurring items                               $0.85            $0.70
                                         ============       ==========

Diluted earnings per share without non-
 recurring items                               $0.85            $0.70
                                         ============       ==========


     Net income without non-recurring items is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses without non-recurring losses, such as gains and losses from dispositions of vessels. While net income without non-recurring items is frequently used by management as a measure of the operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without non-recurring items should not be considered an alternative to net income or other performance measurements under generally accepted accounting principles.

     Time Charter Equivalent Revenue

     OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). In both 2005 and 2004, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market, giving us the ability to take advantage of the strong spot market. Currently 77% of our vessels by dwt (23 vessels) operate in the spot market and 19 of our 42 vessels operate on time charters (see Fleet Report), six under profit sharing arrangements. Our time charters with profit sharing arrangements have a floor rate, and we share in the profit above that rate equally, without a cap. This enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses for vessels on time charter, consolidated general and administrative expenses and interest expense) during weak periods.
     Total revenue increased in the quarter ended March 31, 2005 compared with the quarter ended March 31, 2004 due primarily to more operating days in 2005 from twelve vessels acquired in 2004 and two in 2005, (five in the crude oil fleet and nine product carrier fleet). Eleven of the vessels acquired operated in the spot market and three were on time charters during the first quarter of 2005. See discussion below for the fluctuation analysis of TCE revenue and the Market Overview section for explanations for the rate fluctuations during the 2005 and 2004 periods in the spot market.
     TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $140,836,000 for the first quarter of 2005 and $111,067,000 for the first quarter of 2004.
     During the first quarter of 2005, 82 percent or $114,802,000 of our TCE revenue was earned by vessels operating on voyage charters and 18 percent or $26,034,000 of our TCE revenue was earned by vessels operating on TC.

     -- TCE revenue of $114,802,000 earned by vessels operating on voyage charters during the first quarter of 2005 increased $33,515,000 compared to TCE revenue of $81,287,000 earned by vessels operating in the spot market during the first quarter of 2004. The increase in earnings of 41% was the result of (1) 438 more operating days in 2005 for the Suezmax fleet, primarily from the five Suezmax vessels acquired in the third quarter of 2004, (2) additional TCE revenue from 476 more operating days from four product carriers acquired in 2004 and two acquired during the first quarter of 2005 and (3) additional TCE revenue from 355 more operating days from five product carriers that operated on time charters in the first quarter of 2004 operated in the spot market for a significant portion of the first quarter of 2005.

     -- TCE revenue of $26,034,000 earned by vessels on time charter during the first quarter of 2005 decreased $3,746,000 compared to TCE revenue of $29,780,000 earned by vessels on time charter during the first quarter of 2004. The decrease in earnings of 13% was from the expiration of five time charters resulting in 355 fewer operating days in the first quarter of 2005. Decreases were offset in part by increases in TC revenue as a result of (1) 236 more operating days in 2005 for three product carriers acquired in 2004, (2) higher time charter revenue for four product carriers and (3) higher profit sharing earned on one vessel during the first quarter of 2005 compared to the first quarter of 2004.

     Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

     Operating Expenses

     Vessel expenses and charter hire expense increased $6,221,000 for the first quarter of 2005 compared to the first quarter of 2004. Vessel expenses increased $6,724,000 for the first quarter of 2005 compared to the first quarter in 2004 primarily as a result of vessels acquired (12 vessels during 2004 and two vessels during 2005) offset by a reduction in vessel expenses for the disposal of the older single hull vessels (six vessels during 2004 and two vessels during 2005). Charter hire expense decreased by $503,000 for the first quarter of 2005 compared to the first quarter of 2004, primarily for the charter hire expense for the two vessels owned by a pool member (see Note below for discussion of Gemini Pool) which is a result of lower TCE revenue earned in the first quarter of 2005 compared to the first quarter of 2004. Increases in depreciation expense of $3,182,000 resulted from the acquisition of 14 vessels, which were offset in part by reductions to depreciation expense relating to the eight vessels disposed of in 2004 and in January 2005. General and administrative expenses increased $1,983,000 for the first quarter of 2005 compared to the same period of 2004, primarily as a result of increased compensation expense from increases in personnel due to a larger fleet and other additional corporate requirements.

     Note: In December 2003, OMI began operating Gemini Tankers ("Gemini"), which is a wholly owned subsidiary of OMI. Gemini is a pool for double hull Suezmax vessels. Currently, there are 17 Suezmax vessels (15 from OMI and two from a European shipowner) operating in the pool. Two Suezmax vessels contracted on time charters that begin in June 2005 will exit the pool at that time. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the two non-OMI vessels are included in OMI's consolidated charter hire expense. By the end of 2005, the number of vessels operating in the pool will increase by four 2005 built double hull Suezmaxes (two vessels chartered-in by OMI and two vessels from the other pool participant).

     LIQUIDITY AND CAPITAL EXPENDITURES

     Cash and cash equivalents of $34,933,000 at March 31, 2005 decreased $6,872,000 from $41,805,000 at December 31, 2004. Net cash provided by operating activities of $102,753,000 for the three months ended March 31, 2005 increased $32,184,000 compared to $70,569,000 for the three months ended March 31, 2004. During the first quarter of 2005, we made cash payments for capital expenditures (including final payments for two vessel acquisitions, capital improvements and construction contracts) aggregating $49,641,000 and we received proceeds from the sale of two vessels of $36,752,000. We paid cash of $2,912,000 to repurchase 161,100 shares of common stock. (In April 2005, cash of $2,741,000 for the remaining 150,500 shares repurchased or $2,741,000 was paid). We funded our capital expenditures, including our acquisitions during the first quarter of 2005, with operating cash flow. We have also used excess proceeds from our operating cash flow to make voluntary payments on our credit facilities. During the first quarter of 2005, we repaid $80,000,000 of our $375,000,000 reducing revolving credit facility in addition to our scheduled debt payments on term loans. As of March 31, 2005, the available undrawn balance under credit facilities was $450,582,000.
     Our debt to total capitalization (debt and stockholders' equity) at March 31, 2005 was 51 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 49 percent. As of April 15, 2005, we have approximately $479,318,000 in available liquidity (including cash and undrawn lines of credit). We expect to use cash from operations, undrawn balances available to us through our revolving credit facilities, or committed bank debt to finance capital expenditures as discussed below.

     Capital Expenditures for Vessels Under Construction Contracts and Drydock

     Vessels Under Construction Contracts

     At March 31, 2005, we had commitments to take delivery of eight product carriers, five handymax and three handysize. The contract costs for the eight vessels aggregated $276,760,000. As of March 31, 2005, payments of $82,342,000 have been made on these contracts, $5,704,000 of which was paid in the first quarter of 2005. Three of the eight vessels on order will be delivered in 2005 and five in 2006. The two vessels to be delivered in 2005 will begin five year time charters upon delivery.
     As of March 31, 2005, future construction and delivery payments (before financing, if any) are as follows:


              Year                    Payments
--------------------------------  ----------------
              2005                     $90,003
              2006                     104,415

                                  ----------------
Total Remaining Payments              $194,418
                                  ================


Note: See the Fleet Report section for additional information about the vessels to be acquired.

     2005 Drydocks

     OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we anticipate drydocking nine vessels in the remainder of 2005, three during the second quarter of 2005 and six during the second half of 2005 (three of which may have under water surveys in lieu of drydock), for an estimated aggregate cost of $6,150,000. The vessels are expected to incur up to approximately 215 off-hire days.

     The following is a breakdown of the estimated drydock cost (in thousands) for the second quarter of 2005 and the second half of 2005 with the allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:


                          Number of Days   Number of Days   Projected
                          Second Qtr. of   Second half of     Costs
                                2005             2005
                         ---------------------------------------------
Crude-Suezmax Fleet              40               75         $3,100

Clean Fleet:
  Products -TC                   20               80          3,050
  Products -spot                n/a              n/a            n/a
                         ---------------------------------------------
Total                            60              155         $6,150
                         =============================================

     Contracted Time Charter Revenue

     OMI has time charter contracts currently for 22 vessels, 10 with profit sharing arrangements. (Two contracts with profit sharing arrangements will not begin until such vessels are delivered from the shipyard in 2005, two contracts with profit sharing arrangements will begin in May 2005 and four new contracts will begin in late April and May 2005). The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of approximately $3.2 million earned during the first quarter of 2005 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.

     The following table reflects our actual results of 2005 through the first quarter and current contracted time charter revenue through 2009:


                    2005       2006      2007      2008      2009
                  -------    -------    ------    ------    ------
(In millions)
TC Revenue        $118.5     $108.3      $92.1    $64.4     $47.0
Number of
  Vessels(a)       21(b)      16(c)      14(d)     9(e)      6(f)


(a) Number of vessels at the end of each year assuming no additional extensions or new charters.

(b) 28 vessels will operate on time charters during 2005; two vessels will begin contracts upon delivery of the vessels in 2005, seven vessels will begin new or renewal contracts and seven vessels will complete time charter contracts during the year. (Note: Three vessels whose time charters expired during the first quarter have new time charters beginning in the second quarter and two vessels with time charters were sold in January 2005.)

(c) 21 vessels will operate on time charters during 2006; 5 vessels complete time charters.

(d) 16 vessels will operate on time charters in 2007; two vessels will complete time charters.

(e) 14 vessels will operate on time charters in 2008; 5 vessels complete time charters.

(f) 9 vessels will operate on time charters in 2009; 3 vessels complete time charters. The remaining 4 charters expire in 2010 and 2 will expire in 2012.


     ABOUT OMI

     OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 42 vessels and approximately 3.6 million deadweight tons is the youngest large fleet of tankers in the world, with an average age of approximately 3.6 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     OMI trades on the New York Stock Exchange under the symbol "OMM".

     Note (1): All averages referring to vessel age in this release are weighted averages based on deadweight tons ("dwt") and are calculated as of March 31, 2005. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line. Unless otherwise indicated, when we refer to our fleet of 42 vessels, we include two Suezmax tankers "chartered-in" to our fleet under long-term time charters.

     EARNINGS CONFERENCE CALL

     OMI Corporation will hold an earnings conference call presentation on Thursday, April 21, 2005 at 8:30 a.m. (eastern time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com along with a slide presentation. A replay of the call will be available at 11:30 a.m. on April 21, 2005 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 1634672).

     OTHER FINANCIAL INFORMATION

     CONDENSED BALANCE SHEETS

     The following are OMI's Condensed Balance Sheets as of March 31, 2005 and December 31, 2004:


CONDENSED BALANCE SHEETS                         March     December
------------------------                           31,        31,
(In thousands)                                    2005       2004
                                             ------------ -----------


Cash and cash equivalents                        $34,933     $41,805
Other current assets                              74,902      87,009
Vessels and other property-net                 1,519,598   1,487,598
Construction in progress (newbuildings)           85,356     116,895
Other assets                                      37,981      37,699
                                             ------------ -----------
Total assets                                  $1,752,770  $1,771,006
                                             ============ ===========

Current portion of long-term debt (1)            $32,944     $33,200
Other current liabilities                         60,323      56,787
Long-term debt (1)                               820,105     907,236
Other liabilities                                  4,751       6,381
Total stockholders' equity                       834,647     767,402
                                             ------------ -----------
Total liabilities and stockholders' equity    $1,752,770  $1,771,006
                                             ============ ===========
(1) As of March 31, 2005, the available undrawn balance under credit facilities was $450,582,000.


     CONDENSED CASH FLOWS

     The following are OMI's Condensed Cash Flows for the three months ended March 31, 2005 and 2004:


CONDENSED CASH FLOWS                            For The
--------------------                          Three Months
                                             Ended March 31,
 (In thousands)                              2005     2004     Change
                                          --------- -------- ---------

Provided (used) by:
Operating Activities                      $102,753  $70,569   $32,184
Investing Activities                       (13,533) (34,770)   21,237
Financing Activities                       (96,092) (18,598)  (77,494)
                                          --------- -------- ---------
Net (Decrease) Increase in Cash and Cash
 Equivalents                                (6,872)  17,201   (24,073)
Cash and Cash Equivalents at the Beginning
 of the Year                                41,805   48,788    (6,983)
                                          --------- -------- ---------
Cash and Cash Equivalents at the End of
 the Period                                $34,933  $65,989  $(31,056)
                                          ========= ======== =========

     RESULTS BY FLEET

     The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Gain on disposal of vessels and General and administrative expenses.
     Crude Oil Fleet-Vessel Operating Income increased $9,127,000 for the first quarter ended March 31, 2005 over the comparable first quarter period in 2004. The net increase in Vessel Operating Income during the 2005 quarter was primarily attributable to increases in the Suezmax TCE revenue resulting from increased earnings for the five Suezmax vessels delivered in July and August of 2004.
     The following table illustrates the crude oil fleet Vessel Operating Income by vessel type (other than vessels sold), Average daily vessel expense and Average number of OMI vessels operating in the crude oil fleet for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.


 BREAKDOWN BY FLEET
-------------------
(In thousands, except daily vessel expenses and
  number of vessels)
                                              For The Three Months
                                                Ended March 31,
 CRUDE OIL FLEET:                               2005          2004
                                           -----------  ------------
Suezmaxes:
 TCE revenue (1), (2)                         $92,283       $68,016
  Vessel expenses                               7,750         3,793
   Charter hire expense                        15,034        15,537
   Depreciation and amortization                7,971         4,432
                                           -----------  ------------
   Vessel Operating Income                    $61,528       $44,254
                                           ===========  ============

 Average daily vessel expenses                 $6,624        $5,210
Average number of OMI vessels for the
 period * (3)                                    15.0          10.0

Handysize Crude Oil Carriers sold in 2005
 (4):
 TCE revenue                                     $941        $2,988
  Vessel expenses                                 128           621
   Depreciation and amortization                    -           714
                                           -----------  ------------
   Vessel Operating Income                       $813        $1,653
                                           ===========  ============

Average number of OMI vessels for the
 period                                           n/a           2.0

Crude Oil Carriers sold in 2004 (5):
 TCE revenue                                       $-       $11,294
  Vessel expenses                                  23         2,002
   Depreciation and amortization                    -         2,008
                                           -----------  ------------
   Vessel Operating Income                       $(23)       $7,284
                                           ===========  ============

Average number of OMI vessels for the
 period                                           n/a           4.0


 Total Crude Oil Fleet Vessel Operating
  Income                                      $62,318       $53,191
                                           ===========  ============

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel.

* includes two vessels chartered -in during the periods shown.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses, whereas under voyage charter contracts the shipowner pays the voyage expenses.

(2) TCE revenue and expenses includes revenue and expense generated by the Gemini pool (a Suezmax pool). The Suezmax pool began in December 2003 and includes our 15 Suezmaxes and two Suezmaxes owned by another pool member.

(3) In July and August 2004, three 2003 built and two 2004 built
Suezmax vessels were acquired.

(4) In January 2005, two handysize crude oil carriers were sold.

(5) During 2004, our ULCC vessel was sold in the fourth quarter and our three Panamax vessels were disposed of in the second and third quarters.

     The following table illustrates the average daily TCE and number of TCE revenue days earned by the crude oil fleet for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.


                                              For The Three Months
                                                  Ended March 31,
 CRUDE OIL FLEET:                               2005          2004
                                           -----------  ------------

Suezmaxes:
 Average daily TCE                            $60,316       $62,286
 Number of OMI TCE revenue days                 1,350           910
 Number of pool member TCE revenue days
  (1)                                             180           182

Handysize Crude Oil Carriers sold in 2005:
 Average daily TCE                            $16,505       $16,418
 Number of TCE revenue days                        57           182

 Other Crude Carriers Sold in 2004:
 Average daily TCE                                n/a       $31,027
 Number of TCE revenue days                         -           364

Total Crude Fleet:
 Average daily TCE                            $58,742       $50,242
 Number of OMI TCE revenue days                 1,407         1,456
 Number of pool member TCE revenue days
  (1)                                             180           182

Note: Number of operating or TCE revenue days used to compute
Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

(1) Number of TCE revenue days for the two Suezmaxes owned by another pool member.


     Clean Fleet- Vessel Operating Income increased $11,286,000 for the first quarter ended March 31, 2005 over the comparable first quarter ended March 31, 2004. The increase in Vessel Operating Income in 2005 was attributable to seven product carriers acquired in 2004 and two in 2005, in addition to, $1,658,000 increase in profit sharing. The increase was offset by the decrease in earnings for the two single hull product carriers that were disposed of in 2004.
     The following table illustrates the product carrier fleet Vessel Operating Income by vessel type (other than vessels sold), Average daily vessel expense and Average number of OMI vessels operating in the product carrier fleet for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.


 BREAKDOWN BY FLEET
-------------------
(In thousands, except daily vessel expenses and
  number of vessels)
                                             For The Three Months
                                                Ended March 31,
 PRODUCT CARRIER FLEET:                         2005        2004
                                           ------------ -----------
Products-on time and spot charter:
  TCE Revenue (1):
     Products-on time charter (2)              $25,093     $25,778
     Products-on spot                           22,460           -
                                           ------------ ------------
   Total TCE Revenue                            47,553      25,778
  Vessel expenses                               12,710       6,941
   Depreciation and amortization                 8,468       5,423
                                           ------------ -----------
   Vessel Operating Income                     $26,375     $13,414
                                           ============ ===========

 Average daily vessel expenses                  $5,372      $4,151

 Average number of vessels
  for the period (3)                              26.3        18.4

Products-sold in 2004:
  TCE Revenue (1), (4)                              59      $2,991
  Vessel expenses                                  153         719
   Depreciation and amortization                     -         691
                                           ------------ -----------
   Vessel Operating Income                        $(94)     $1,581
                                           ============ ===========

 Average daily  vessel  expenses                   n/a      $3,951

 Average number of vessels
  for the period                                   n/a         2.0

 Total Product Carrier Fleet  Vessel
  Operating Income                             $26,281     $14,995
                                           ============ ===========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses, whereas under voyage charter contracts the shipowner pays the voyage expenses.

(2) During the three months ended March 31, 2005, OMI recognized profit sharing revenue of approximately $3,171,000 compared to $1,513,000 for the three months ended March 31, 2004.

(3) In January and March 2005, two handymax product carriers were acquired. In February, April, July, October and December 2004, four handysize and three handymax product carriers were acquired.

(4) For the three months ended March 31, 2004, revenue was generated by one vessel operating in the spot market and one on vessel on time charter. During August and December 2004, the two single hull vessels were sold. The 2005 balances reflect the settlement of demurrage and other vessel expenses relating to the vessels sold in 2004.


     The following table illustrates the average daily TCE and number of TCE revenue days earned by the product carrier fleet for the three months ended March 31, 2005 compared to the three months ended March 31, 2004.


                                             For The Three Months
                                                Ended March 31,
 PRODUCT CARRIER FLEET:                        2005        2004
                                           ------------ -----------

Products-on time charter:
 Average daily TCE                             $16,337     $15,414
 Number of TCE revenue days                      1,536       1,672

Products-on spot:
 Average daily TCE                             $27,028         n/a
 Number of TCE revenue days                        831         n/a

Products-sold in 2004:
 Average daily TCE                                 n/a     $16,434
 Number of TCE revenue days                        n/a         182

Total Product Carrier Fleet:
 Average daily TCE                             $20,115     $15,514
 Number of OMI TCE revenue days                  2,367       1,854

Note: Number of operating or TCE revenue days used to compute
Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

     FLEET REPORT

     Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 42 vessels aggregating approximately 3.6 million dwt consisting of 15 Suezmaxes, 25 handysize and handymax product carriers and two Panamax product carriers. Currently, two of the Suezmax tankers are chartered-in: the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006. We have a commitment to charter-in two additional vessels, beginning in the second half of 2005.
     The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(B)" in the table) and vessels to be acquired:


                  Type of             Year               Charter
Name of Vessel     Vessel             Built       Dwt    Expiration(A)

----------------------------------------------------------------------
CRUDE OIL FLEET:
----------------
ARLENE             Suezmax            2003      165,293        SPOT
INGEBORG           Suezmax            2003      165,293        SPOT
SOMJIN             Suezmax            2001      160,183        SPOT
HUDSON             Suezmax            2000      159,999        SPOT
POTOMAC            Suezmax            2000      159,999        SPOT
DELAWARE           Suezmax            2002      159,452        SPOT
DAKOTA             Suezmax            2002      159,435        SPOT
ADAIR              Suezmax            2003      159,199        SPOT
ANGELICA           Suezmax            2004      159,106        SPOT
JANET              Suezmax            2004      159,100        SPOT
SACRAMENTO         Suezmax            1998      157,411        SPOT
PECOS              Suezmax            1998      157,406        SPOT
SABINE             Suezmax            1998      157,332        SPOT
OLIVER JACOB (B)   Suezmax            1999      157,327        SPOT
MAX JACOB (B)      Suezmax            2000      157,327        SPOT
                                            ------------
                                              2,393,862
                                            ------------
CLEAN FLEET:
------------------
OTTAWA             Panamax            2003       70,297      Apr-08
TAMAR              Panamax            2003       70,362      Jul-08
NECHES             Handymax           2000       47,052      Oct-07
SAN JACINTO        Handymax           2002       47,038      Apr-08
MOSELLE            Handymax           2003       47,037      Feb-06
GUADALUPE          Handymax           2000       47,037      Apr-08
AMAZON             Handymax           2002       47,037      Apr-08
ROSETTA            Handymax           2003       47,015      Mar-06
BRAZOS             Handymax           2005       46,889        SPOT
LAUREN             Handymax           2005       46,955        SPOT
JEANETTE           Handymax           2004       46,955        SPOT
HORIZON            Handymax           2004       46,955        SPOT
ORONTES            Handysize          2002       37,383      Mar-06
OHIO               Handysize          2001       37,278      Dec-05
GARONNE            Handysize          2004       37,278      Apr-09(P)
GANGES             Handysize          2004       37,178        SPOT
RUBY               Handysize          2004       37,384        SPOT
ASHLEY             Handysize          2001       37,270        SPOT
MARNE              Handysize          2001       37,230        SPOT
LOIRE              Handysize          2004       37,106      Feb-09(P)
SAONE              Handysize          2004       36,986      Jul-09(P)
TRINITY            Handysize          2000       35,834      Mar-10
MADISON            Handysize          2000       35,828      Mar-10
RHONE              Handysize          2000       35,775      Apr-07(P)
CHARENTE           Handysize          2001       35,751      Sep-06(P)
ISERE              Handysize          1999       35,438      Sep-06(P)
SEINE              Handysize          1999       35,407      Jul-05
                                            ------------
                                              1,159,755
                                            ------------
Total Current
 Fleet                                        3,553,617
                                            ------------

Note: Vessels owned and chartered-in are all double hull.

(A) Two Suezmax tankers currently operating on spot charters will begin seven year time charters in June 2005.

(B) Chartered -in vessel.

(P) Time charters with profit sharing.


     Currently, we have the following eight product carriers to be delivered and two Suezmax vessels to be chartered-in:


Vessels to be
 Acquired:
                      Type of    Date To Be               Charter
Name of Vessel        Vessel     Delivered      Dwt      Expiration
------------------ ------------- ---------- ------------ ----------

Vessels Under Construction:
FOX                Handysize         May-05      37,000      Jun-10(P)
THAMES             Handymax          Aug-05      47,000        SPOT
TEVERE             Handysize         Aug-05      37,000      Aug-10(P)
WABASH             Handymax          Feb-06      47,000        SPOT
KANSAS             Handymax          Mar-06      47,000        SPOT
RHINE              Handysize         Mar-06      37,000        SPOT
REPUBLICAN         Handymax          Apr-06      47,000        SPOT
PLATTE             Handymax          May-06      47,000        SPOT
                                            ------------
Total Vessels Under Construction                346,000
                                            ------------

Vessels to be Chartered-In:
CAPE BASTIA        Suezmax           Jun-05     160,000        SPOT
CAPE BONNY         Suezmax           Sep-05     160,000        SPOT
                                            ------------
Total Vessels to be Chartered-In                320,000
                                            ------------

Total Fleet  with Vessels to be
 Acquired                                     4,219,617
                                            ============

Note: Vessels to be acquired are double hull.

(P) Time charters with profit sharing.


     FORWARD LOOKING INFORMATION

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.
     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


     CONTACT: OMI Corporation
              Fredric London, 203-602-6700